Exhibit 10.13

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) entered into this 1st day of January, 2007 (“Effective Date”), by and between Third Federal Bank (the “Bank”) and Elizabeth Kaspern (the “Employee”).

WHEREAS, the Employee is currently employed by the Bank as Senior Vice President and is experienced in all phases of the business of the Bank; and

WHEREAS, the parties desire by this writing to set forth the rights and responsibilities of the Bank and Employee if the Bank should undergo a change in control (as defined hereinafter in the Agreement) after the Effective Date.

NOW, THEREFORE, it is AGREED as follows:

1.             Employment.  The Employee is employed in the capacity as the Senior Vice President.  The Employee shall render such administrative and management services to the Bank and TF Financial Corporation (“Parent”) as are currently rendered and as are customarily performed by persons situated in a similar executive capacity.  The Employee’s employment shall be for no definite period of time, and the Employee or the Bank may terminate such employment relationship at any time for any reason or no reason.  The employment at-will relationship remains in full force and effect regardless of any statements to the contrary made by company personnel or set forth in any documents other than those explicitly made to the contrary and signed by the President or the Chairman of the Bank. The Employee’s other duties shall be such as the President or the Board of Directors for the Bank (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an officer of the Bank.

2.             Term of Agreement.  The term of this Agreement shall be for the period commencing on the Effective Date and ending twenty-four (24) months thereafter.   Additionally, on, or before, each annual anniversary date from the Effective Date, the term of this Agreement may be extended for an additional one year period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the Employee has met the requirements and standards of the Board, and that the term of such Agreement shall be extended.  This Agreement shall be deemed terminated upon the Employee’s termination of employment with the Bank, absent a Change in Control coincident with or prior to such termination of employment.

3.                                       Termination of Employment in Connection with or Subsequent to a Change in Control.

(a)           Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Employee’s employment under this Agreement, absent Just Cause, in connection with, or within one year following, any Change in Control of the Bank or Parent, Employee shall be paid an amount equal to two (2) times the prior (3) calendar year (or lesser period if not employed for such 3 year period) average annual compensation paid to the Employee by the Bank (whether said amounts were received or deferred by the Employee). In addition, Employee shall be reimbursed for the costs associated with maintaining coverage under the Bank’s medical and dental insurance reimbursement plans similar to that in effect on the date of termination of employment, or similar plans provided for by the Bank or its successor entity, for a period of one year thereafter.  Said sum shall be paid in one (1) lump sum on, or before the date of such date of termination of employment, and such payments shall be in lieu of any other future payments which the Employee would be otherwise entitled to receive. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Employee by the Bank or the Parent shall be deemed an “excess parachute payment” in accordance with Section 280G of the Internal Revenue Codes of 1986, as amended (the “Code”) and be subject to the excise tax provided at Section 4999(a) of the Code. The term

“Change in Control” shall mean:  (i) the sale of all, or a material portion, of the assets of the Bank or the  Parent; (ii) the merger or recapitalization of the Bank or the Parent whereby the Bank or the Parent is not the surviving  entity; (iii) a change in control of the Bank or the Parent, as otherwise defined or determined by the Office of Thrift Supervision or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Bank or the Parent by any person, trust, entity or group.  The term “person” means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

(b)           Notwithstanding any other provision of this Agreement to the contrary except as provided at Sections 4(b), 4(c), 4(d), 4(e) and 5, Employee may voluntarily terminate his or her employment under this Agreement within one year following a Change in Control of the Bank or Parent, and Employee shall thereupon be entitled to receive the payment and benefits described in Section 3(a) of this Agreement, upon the occurrence, or within ninety (90) days thereafter, of any of the following events, which have not been consented to in advance by the Employee in writing: (i) if Employee would be required to move his personal residence or perform his principal executive functions more than fifty (50) miles from the Employee’s primary office as of the signing of this Agreement; (ii) if in the organizational structure of the Bank or Parent, Employee would be required to report to a person or persons deemed to be at a management level below the management level to which Employee was reporting to prior to the Change in Control; (iii) if the Bank or Parent should fail to maintain the Employee’s base compensation in effect as of the date of the Change in Control and existing employee benefits plans, including material fringe benefit, stock option and retirement plans, except to the extent that such reduction in benefit programs is part of an overall adjustment in benefits for all employees of the Bank or Parent and does not disproportionately adversely impact the Employee; (iv) if Employee would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section 1, herein, for a period of more than six months; or (v) if Employee’s responsibilities or authority have in any way been materially diminished or reduced for a period of more than six months.

4.             Other Changes in Employment Status.

(a)           Except as provided for at Section 3, herein, the Board of Directors may terminate the Employee’s employment at any time, but any termination by the Board of Directors other than termination for Just Cause, shall not prejudice the Employee’s right to compensation or other benefits under the Agreement.  This Agreement shall not be deemed to give the Employee any right to be retained in the employment or service of the Bank, or to interfere with the right of the Bank to terminate the employment of the Employee at any time.  The Employee shall have no right to receive compensation or other benefits for any period after termination of employment with or without Just Cause, except as detailed herein.  Termination for “Just Cause” shall include termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

(b)           If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

(c)           If the Bank is in default (as defined in Section 3(x)(1) of FDIA) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d)           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (“Director of OTS”), or his or her designee, at the time that the Federal Deposit Insurance

Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)           Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC §1828(k) and any regulations promulgated thereunder.

5.             Suspension of Employment .  If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank’s obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank shall, (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate any of its obligations which were suspended.

6.             Successors and Assigns.

(a)           This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

(b)           The Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

7.             Amendments.       No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

8.             Applicable Law.   This agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the Commonwealth of Pennsylvania, except to the extent that Federal law shall be deemed to apply.

9.             Severability.          The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

10.           Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue.  The Bank shall incur the cost of all fees and expenses associated with filing a request for arbitration with the AAA, whether such filing is made on behalf of the Bank or the Employee, and the costs and  administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA.  Each party shall be responsible for any fees incurred on its own behalf with respect to other expenses, including attorneys’ fees, arising from such dispute, proceedings or actions.

11.           Confidentiality.

(a)           Employee agrees that, at all times hereafter, he or she will keep all confidential and proprietary business and marketing strategies of Bank and any and all other information which he or she learned regarding the Bank during the course of his or her employment by Bank, in strictest confidence and will not disclose any part or aspect thereof to anyone for any reason unless required by law to do so.

(b)           All marketing and business materials, existing or prospective customer lists or statements, seminar materials, drawings, designs, books, cards, records, accounts, audio visual reports, slides, files, notes, memoranda, and other papers, and any software, computer programs, or data base information or any other information obtained from Bank or connected with or arising from any affairs of Bank or his or her employment hereunder (the “Records”), in the charge or possession or knowledge of Employee shall be and remain the exclusive property of Bank and shall not be used, transferred or disclosed in any way by Employee except in the ordinary performance of Employee’s duties for Bank while an employee of Bank.  Upon the termination of Employee’s employment, any and all Records of whatever kind and in whatever form maintained, as well as all copies and reproductions thereof in the possession or control of Employee shall be turned over and delivered by Employee to Bank without any hesitancy or delay.

12.           Compliance With Section 409A.  Notwithstanding anything herein to the contrary, any payments to be made in accordance with this Agreement shall not be made prior to the date that is 184 calendar days from the date of the Employee’s termination of employment if it is determined by the Bank or the Parent in good faith that such payments to be made to such Employee are subject to the limitations at Section 409A of the Code and regulations promulgated thereunder such that if the payments made in advance of such date would result in the requirement for the Employee to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code.

13.           Entire Agreement.                This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove written.

THIRD FEDERAL BANK

By:

Kent C. Lufkin
ATTEST:

Secretary

WITNESS:

Elizabeth Kaspern, Employee